CORE HOLDINGS, INC.

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  CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES OF A SERIES OF PREFERRED
STOCK BY RESOLUTION OF THE BOARD OF DIRECTORS PROVIDING FOR AN ISSUE OF 250,000
   SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK, $.001 PAR VALUE PER SHARE,
            DESIGNATED AS THE "SERIES A CONVERTIBLE PREFERRED STOCK"

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      I, David N. Baker, Chairman of the Board, President and Secretary of Core
Holdings, Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Designation of the Corporation and do hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors duly adopted the following resolutions:

      RESOLVED, that pursuant to Article FOURTH of the Certificate of Incorporation (which authorizes One Million (1,000,000) shares of Preferred Stock, par value $.001 per share, of which no shares are issued and outstanding), the Board of Directors hereby fixes the designation and preferences and relative participating, optional and other special rights, and qualifications, limitations and restrictions of a series of 250,000 shares of Series A Convertible Preferred Stock referred to herein as the "Series A Convertible Preferred Stock;" and

      RESOLVED, that each share of the Series A Convertible Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

(a) DESIGNATION. The Preferred Stock subject hereof shall be designated as the Series A Convertible Preferred Stock (the "Series A Convertible Preferred Stock"). No other shares of Preferred Stock shall be designated Series A Convertible Preferred Stock.

(b) STATED CAPITAL. The amount to be represented in stated capital at all times for each share of the Series A Convertible Preferred Stock shall be its par value of $.001 per share.

(c) DIVIDENDS. The holders of the shares of the Series A Convertible Preferred Stock shall not be entitled to participate in any dividends declared on the Corporation's common stock.

(d) VOTING RIGHTS. The holders of the Series A Convertible Preferred Stock shall vote on all matters with the holders of the common stock (and not as a separate class) on a One Hundred (100) votes per share basis. The holders of the Series A Convertible Preferred Stock shall be entitled to receive all notices relating to voting as are required to be given to the holders of the common stock. In addition, so long as any share of Series A Convertible Preferred Stock is outstanding, the Corporation shall not without first obtaining the affirmative vote or written consent of all of the holders of the Series A Convertible Preferred Stock outstanding (a) increase the number of authorized shares of Series A Convertible Preferred Stock; or (b) amend, alter or repeal any of the preferences or rights of the Series A Convertible Preferred Stock.


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(e)   CONVERSION. The Series A Preferred Stock shall, at the option of the holder thereof, at any time and from time to time, be convertible into that number of fully paid and non-assessable shares of the common stock of the Corporation, equal to the number of shares of the Series A Preferred Stock being converted. The conversion right of the holders of the Series A Preferred Stock shall be exercised by the surrender of the certificates representing shares to be converted to the Corporation or its transfer agent for the Series A Preferred Stock, accompanied by written notice electing conversion. Immediately prior to the close of business on the date the Corporation receives written notice of conversion, each converting holder of the Series A Preferred Stock shall be deemed to be the holder of record of common stock issuable upon conversion of such holder's Series A Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such common stock shall not then be actually delivered to such person.

(f) ADJUSTMENT OF CONVERSION RIGHTS. In case the Corporation shall, with respect to its common stock, (i) pay a dividend or make a distribution on its shares of common stock which is paid or made in shares of common stock, (ii) subdivide its outstanding shares of common stock, (iii) combine its outstanding shares of common stock into a smaller number of shares, or (iv) effect any similar event, the Conversation Rate in effect immediately prior thereto shall be adjusted so that each holder of a share of Series A Preferred Stock thereafter converted shall be entitled to receive the number and kind of shares of common stock which it would have owned or been entitled to receive in respect of such preferred share immediately after the happening of any of the events described above had such preferred share been converted immediately prior to the happening of such event.

(g) NO IMPAIRMENT UPON MERGER. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Convertible Preferred Stock against impairment.


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

(h) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock, such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

(i) LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series A Convertible Preferred Stock shall not be entitled to receive liquidation in preference to the holders of common shares or any other class or series of the Corporation's preferred stock. Instead, the Series A Convertible Preferred Stock shall automatically be converted into common stock at the conversion rate hereinabove stated.

(j) OTHER RESTRICTIONS. There shall be no conditions or restrictions upon the creation of indebtedness of the Corporation or upon the creation of any other series of preferred stock with any other preferences.

(k) PAR VALUE. The shares of Series A Convertible Preferred Stock shall have a par value of $0.001 per share.

(l) OTHER PREFERENCES. The shares of the Series A Preferred Stock shall have no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the certificate of incorporation of the Corporation; and be it

      FURTHER RESOLVED, that the Chairman of the Board, the President and the Secretary of the Corporation are each authorized to execute and file a certificate of designation of preferences in accordance with Delaware law.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 25th day of May, 2005.

                                       /s/ David N. Baker
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                                       David N. Baker
                                       Director and President

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